Exhibit (1)(c)

                     STATE STREET RESEARCH SECURITIES TRUST

                    Amendment No. 3 to Master Trust Agreement

                             INSTRUMENT OF AMENDMENT



         Pursuant to Article IV, Sections 4.1 and 4.2 and Article VII, Section
7.3 of the Master Trust Agreement of the State Street Research Securities Trust (the "Trust") dated January 25, 1994 ("Master Trust Agreement"), as heretofore amended, the Master Trust Agreement is hereby amended to establish and designate an additional series of shares to be known as State Street Research Legacy
Fund, such new series to have the relative rights and preferences set forth in
Article IV, Section 4.2, subsections (a) through (1) of the Master Trust Agreement.

         Pursuant to Article VII, Section 7.3 of the Master Trust Agreement, the following is added immediately prior to the last sentence of Article V, Section 5.1:

                "Execution of a proxy by a person or organization, which has been authorized to do so by a Shareholder pursuant to telephonic or electronically transmitted instructions, shall constitute execution of such proxy by or on behalf of such Shareholder."

         This Amendment shall be effective as of December 15, 1997.

         IN WITNESS WHEREOF, the undersigned officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.


                                        /s/ Francis J. McNamara, III
                                            -------------------------
                                            Francis J. McNamara, III
                                            Secretary


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